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                                                                     EXHIBIT 5.1

                                November 20, 2001

Anchor BanCorp Wisconsin Inc.
25 West Main Street
Madison, WI  53707

Ladies and Gentlemen:

         We have acted as counsel for Anchor BanCorp Wisconsin Inc., a Wisconsin corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to 318,622 shares of the Company's common stock, $0.10 par value (the "Common Stock"), and rights to purchase shares of Common Stock associated with each share of Common Stock ("Rights"), which may be issued pursuant to the Hallmark Capital Corp. 1993 Stock Option Plan for Outside Directors, as amended and the Hallmark Capital Corp. 1993 Incentive Stock Option Plan, as amended (the "Ledger Option Plans"). The Ledger Option Plans were assumed by the Company as a result of the merger of Ledger Capital Corp. with and into the Company, effective on November 10, 2001. Ledger Capital Corp. was formerly known as "Hallmark Capital Corp."

         In such capacity, we have examined, among other documents, the Articles of Incorporation of the Company, as amended, the Bylaws of the Company, as amended, and the Registration Statement to be filed on or shortly after the date of this letter covering the offering of the Company's Common Stock pursuant to the Ledger Option Plans.

         Based on the foregoing and such additional investigation as we have deemed necessary, it is our opinion that the shares of Common Stock to be offered under the Ledger Option Plans have been legally and validly authorized under the Articles of Incorporation of the Company and the laws of the State of Wisconsin. When issued and paid for in accordance with the description set forth in the Registration Statement and the Ledger Option Plans, the Common Stock will be legally issued, fully-paid and non assessable, except as set forth in Wisconsin Statutes Section 180.0622(2)(b) as interpreted. We are also of the opinion that the Rights, if issued, when issued pursuant to the terms of the Rights Agreement will be validly issued.

         We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of said Act.

                                            Very truly yours,

                                            WHYTE HIRSCHBOECK DUDEK S.C.


                                            By:  /s/ Andrew J. Guzikowski
                                                 -------------------------------
                                                 Andrew J. Guzikowski



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